UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 8, 2008

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30212
(Commission File Number)

13-3422912
(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

(011) 852-2390-8600
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

This Current Report on Form 8-K is filed by China Digital Media Corp., a Nevada corporation (the “Company”), in connection with the items set forth below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 08, 2008, the Company's Board of Directors entered into an extension agreement (the “Extension Agreement”) with Vision Opportunity Master Fund Ltd. (“Vision”) in connection with the convertible debenture discussed below.

On November 17, 2006, the Company issued to Vision, and Vision purchased from the Company, a convertible debenture in the amount of Two Million One Hundred Fifty Thousand Dollars ($2,150,000), which carries interest thereon at a rate of four percent (4%) per annum and is convertible at $0.45 per share (the “Debenture”).  The Debenture carries penalty interest, payable in cash and monthly, at a simple rate of 1.5% per month until the principal and interest has been paid in full.  To date, Vision has converted $135,000 of the Debenture principal into shares of Company common stock.

In connection with the Debenture, the Company issued Vision three (3) warrants consisting of (i) a Class A Warrant to purchase 4,777,773 common shares at an exercise price of $0.80 per share, (ii) a Class B Warrant to purchase 4,777,773 common shares at an exercise price of $1.20 per share, and (iii) a Class C Warrant to purchase 2,388,887 common shares at an exercise price of $2.25 (collectively, the “Warrants”).

The maturity date of the Debenture was May 17, 2008. The Company has not repaid the outstanding amounts on the Debenture, and the Company is in default on the Debenture, which has a balance of principal in the amount of $2,015,000.00 (the “Principal”) and accrued interest on the Debenture in the amount of  $30,672.81, such principal and interest totaling $2,045,672.80 (the “Outstanding Balance”).

The Extension Agreement is provided as follows:

1)	Extension Repayment Table and Interest Calculation. The Company and Vision agreed that Company shall pay interest on the Principal pursuant to the structured extension table below. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest shall be paid, commencing on March 31, 2009 and quarterly thereafter, on the last day of each quarter, in cash.

Period	Interest Rate
01/01/2008 – 05/17/2008 (A)	4% per annum
05/18/2008 – 12/31/2008 (B)	10% per annum
01/01/2009 – 12/31/2009	13% per annum
01/01/2010 – 06/30/2010	14% per annum

(A) Interest for this Period shall be due and payable in cash on or before December 23, 2008.  The interest due for this period totals $30,252.60.

(B) Interest for this Period shall be due and payable in cash in two parts, with $62,934.00 becoming due and payable in cash on or before January 31, 2009 and the remaining $62,934.49 becoming due and payable in cash on or before February 28, 2009.  The aggregate interest due for this period totals $125,868.49.

2)	Reduction of Conversion Price of Debenture. The Company and Vision agreed that the conversion price of the Debenture shall be reduced to $0.25 per share.

3)
Five Percent (5%) of Principal Payment. The Company and Vision agreed that Company shall pay Vision, on or before March 31, 2009, in cash, an amount equal to five percent (5%) of the then outstanding principal amount of the Debenture.

4)
Defaults. Failure to timely pay any interest pursuant to the terms of the Extension Agreement or failure to pay the aforementioned five percent (5%) of the then outstanding principal amount of the Debenture on or before March 31, 2009, shall be considered an “Event of Default” as defined in the Debenture.

5)	Waiver of Penalty Interest. Vision agreed to waive any penalty interest, as defined in the Debenture, until the earlier of (i) June 30, 2010 and (ii) the occurrence of any Event of Default.

6)
Prepayments. The Company shall be entitled to prepay principal at anytime throughout the extension period. In the event any amount of principal is prepaid by Company before June 30, 2010, interest payments thereafter shall be calculated on the then outstanding principal after partial repayment in accordance with the aforementioned structured extension table.

7)
Terms and Conditions of Debenture. Except as expressly set forth in the Extension Agreement, all of the terms and conditions to the Debenture shall continue in full force and effect after the execution of the Extension Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

The exhibits listed in the Exhibit Index filed as part of this report are filed as part of or are included in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORP.

DATED: December 11, 2008	By:	/s/ Ng Chi Shing
Ng Chi Shing, CEO

EXHIBIT INDEX

Exhibit No.         Description of Exhibit

10.1                      Debenture Extension Agreement